Exhibit 99.1
[Graphic Omitted]



For Immediate Release

FOR MORE INFORMATION:               MEDIA CONTACT:
Peter Wiederspan                    Penny Thomas
Director, Finance                   Corporate Communications Manager
Illuminet                           Illuminet
(360) 493-6165                      (360) 493-6000
investor_relations@illuminet.com    media_relations@illuminet.com

Illuminet Announces 35% Increase in Third Quarter Revenues
Over Year Ago Quarter

                     Net Income increases 175% to $9.9 million
                      EPS increase 131% to $0.30 per share

OLYMPIA, Wash., October 25, 2000 - Illuminet Holdings, Inc. (NASDAQ: ILUM), which provides call routing, calling name delivery, wireless roaming, prepaid account management, local number portability and other services to telecommunications carriers, today announced financial results for its third quarter ended September 30, 2000.

Revenue for the quarter increased 35% to $41.6 million, compared to $30.8 million in the third quarter of 1999. Growth in the quarter was driven by increased revenue from the company's Intelligent Network Services, Wireless Roaming products and Network Usage Software Applications. These products are provided to over 800 carriers including integrated communications providers, incumbent local exchange carriers, wireless carriers, long distance carriers, competitive local exchange carriers, and internet service providers. The results include approximately $2.8 million in revenue or $0.05 per diluted share, from sales of network usage software applications. Nine-month revenue increased 35% to $112.4 million, compared to $83.1 million for the nine months ended September 30, 1999.

"Our results in the third quarter were outstanding. Driving the strong growth during the quarter was the continued success of our Intelligent Network Services," commented Roger Moore, president and CEO.


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"We experienced strong demand for our services as carriers sought more cost-effective solutions to provide value added services to their customers. Our business and services have not been affected by recent concerns in the telecom sector as we are fortunate to have a broad customer base with revenues from all segments of the communications carrier industry."

Increases in revenue during the third quarter of 2000 came from several areas including the company's Calling Name Delivery service, which increased 95% from the prior year quarter. Also, the company's IS-41 wireless messaging business grew 70% from the prior year quarter fueled by continued growth in wireless carrier penetration, new one-rate plans which promote ease of roaming, and carrier deployment of wireless data applications.

Net income in the third quarter increased 175% to $9.9 million or $0.30 per diluted share, compared to $3.6 million or $0.13 per diluted share in the third quarter of 1999. Diluted earnings per share for the two quarters was based upon
33.7 million shares and 28.4 million shares, respectively. Net income for the nine months increased 155% to $21.5 million or $0.63 per diluted share, compared to $8.4 million or $0.29 per diluted share for the nine months ended September 30, 1999. In addition, costs (primarily carrier costs) continued to be stable as a percentage of revenue, and are reflected in the third quarter EPS growth.

For the nine months ended September 30, 2000, Illuminet has committed over $19 million in capital expenditures related to network expansion, corporate infrastructure, and product development including $1.5 million to develop a new Internet Offload Signaling Service, furthering its commitment to providing solutions for next generation network carriers.

Looking forward, Moore added, "We expect our core business revenues to grow around 20%, based upon the continued success of our network services. We also think that carriers' actions to control capital expenditures could increase opportunities for Illuminet's outsourced solutions."

THIRD QUARTER REVENUE

Network Services increased 28% to $37.1 million during the third quarter of 2000, compared to $29.0 million in the third quarter of 1999. Within Network Services, Network Connectivity increased 12% to $15.0 million in the third quarter of 2000, compared to $13.4 million in the third quarter of 1999; Intelligent Network Services increased 46% to $17.0 million in the third quarter of 2000, compared to $11.6 million in the third quarter of 1999; and Wireless Prepaid and Unregistered Roaming revenue increased 26% to $5.1 million in the third quarter of 2000, compared to $4.0 million in the third quarter of 1999.

THIRD QUARTER EXPENSES

Carrier costs in the most recent quarter decreased on an absolute basis and as a percentage of revenue, to $6.8 million or 16% of revenue, compared to $7.8 million or 25% of revenue in the third quarter of 1999. This decrease reflects improved network efficiencies and increased volume discounts. Operating expense in the quarter was $10.7 million or 26% of revenue, compared to $8.8 million or 29% of revenue in the third quarter of 1999. SG&A expense was $5.7 million or 14% of revenue, compared to $4.4 million or 14% of revenue in the third quarter of 1999. Depreciation was $4.1 million in the most recent quarter or 10% of revenue, compared to $3.5 million or 11% of revenue in the third quarter of


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1999. Increases in expenses reflect additional personnel and other resources necessary to support our growing revenue base.

RECENT HIGHLIGHTS

o In the quarter, Illuminet granted SS7 interoperability certification to three IP-based softswitch vendors and connected a new IP-based carrier to its SS7 network, underscoring Illuminet's commitment to the convergence of the Public Switched Telephone Network (PSTN) and next-generation networks using packet-switched technology and broadband infrastructure.

o In September, Illuminet's wholly-owned subsidiary, National Telemanagment Corporation (NTC), signed an agreement with Rural Cellular Corporation in Alexandria, MN, for its unique iRoam(TM) service, offering seamless nationwide roaming and other key benefits to RCC's Smartpay Wireless(R) prepaid subscribers in 14 states. Illuminet completed its acquisition of NTC in June 2000. NTC is one of the largest prepaid wireless providers in the country.

CONFERENCE CALL

Illuminet will host a live conference call and Webcast to discuss its third-quarter financial results on Wednesday, October 25 at 5 p.m. Eastern Time (2 p.m. Pacific Time), featuring remarks by Roger Moore, president and chief executive officer, and Dan Weiss, chief financial officer. The live Webcast and replay of the call will be available at www.illuminet.com or www.vcall.com. until Thursday, November 2, 2000.

ABOUT ILLUMINET

Founded in 1981, Illuminet is a leading provider of advanced nationwide signaling and intelligent network services to the communications industry. Connection to the Illuminet network gives carriers access to the system of signaling networks of nearly the entire U.S. public-switched telecommunications infrastructure through a single source. Illuminet specializes in SS7 network services and intelligent network solutions for services such as calling name delivery, calling card validation, wireless roaming, number portability, network usage measurement, network management, Operations Support System (OSS) mediation services, clearinghouse services, toll-free database and other specialized database access functions. Illuminet's headquarters are at 4501 Intelco Loop, SE, Lacey, WA 98503; (360) 493-6000; www.illuminet.com.

EDITOR'S NOTE: Illuminet is a registered service mark with the United States Patent and Trademark Office. iRoam is a service mark and Smartpay Wireless is a registered trademark of National Telemanagement Corporation (NTC), an Illuminet Company.

CAUTIONARY STATEMENT: Certain statements contained in this release are forward-looking statements. "Forward-looking" statements, as defined in the Private Securities Litigation reform Act of 1995 ("Act"), are based on current expectations, estimates and projections. Such statements are made pursuant to the safe harbor provisions of the Act. Statements that are not historical facts, including statements about future revenue growth and continued success of our network services, intelligent network database services, and wireless prepaid service businesses along with Illuminet's beliefs and expectations are forward-looking statements. There are certain important factors that could cause actual results to differ materially from those anticipated by the forward-looking statements, including but not limited to our ability to provide reliable services, the impact of any network outages, the ability of third party communications infrastructure suppliers to maintain operational integrity of our connections and to continue to provide and expand service to us, our ability to effectively and cost efficiently


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


acquire and integrate complimentary businesses and technologies, continued acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology, our ability to attract and retain employees with requisite skills to execute our growth plans, intense competition in the market for SS7 services and pricing pressures caused by competition and industry consolidation. For additional discussion of the principal factors that may cause actual results to be different, please refer to the company's 10-Q filing on August 14, 2000. Illuminet undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

                                 (tables to follow)




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                                                    Illuminet Holdings, Inc. and Subsidiaries
                                                          Consolidated Income Statement

                                               (In thousands, except share and per-share amounts)



                                                       Three months ended                            Nine months ended
                                                         September 30,                            September 30,
                                                    2000                  1999               2000                 1999
                                               ------------------------------------   -------------------------------------
                                                   (Unaudited)          (Unaudited)        (Unaudited)          (Unaudited)

Revenue:
    Network services                              $    37,059          $    29,027        $   104,293          $    77,775
    Clearinghouse services                              1,470                1,540              4,234                4,592
    Network usage software applications                 3,064                  271              3,852                  773
                                               ------------------------------------   -------------------------------------
Total revenue                                          41,593               30,838            112,379               83,140

Expenses:
    Carrier costs                                       6,798                7,845             20,123               22,305
    Operating                                          10,713                8,832             29,489               24,810
    Selling, general, and administrative                5,716                4,443             15,666               12,141
    Depreciation and amortization                       4,057                3,530             11,505                9,433
    Merger costs                                            -                    -              3,353                    -
                                               ------------------------------------   -------------------------------------
Total expenses                                         27,284               24,650             80,136               68,689
                                               ------------------------------------   -------------------------------------

Operating income                                       14,309                6,188             32,243               14,451

Interest income                                         1,882                  293              5,553                  721
Interest expense                                        (259)                (634)            (1,015)              (1,650)
                                               ------------------------------------   -------------------------------------

Income before income taxes                             15,932                5,847             36,781               13,522

Income tax provision                                    5,986                2,225             15,305                5,113
                                               ------------------------------------   -------------------------------------

Net income                                         $    9,946           $    3,622        $    21,476           $    8,409
                                               ====================================   =====================================


Earnings per share-diluted                         $     0.30           $     0.13         $     0.63           $     0.29
                                               ====================================   =====================================

Average shares outstanding - diluted               33,677,898           28,414,306         33,543,619           28,066,764
                                               ====================================   =====================================

    Net income prior to merger costs               $    9,946           $    3,622        $    24,829           $    8,409
                                               ====================================   =====================================

    Diluted EPS prior to merger costs              $     0.30           $     0.13         $     0.73           $     0.29
                                               ====================================   =====================================


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                                     Illuminet Holdings, Inc. and Subsidiaries
                                             Consolidated Balance Sheet

                                 (In thousands, except share and per share amounts)


                                                                          September 30,             December 31,
                                                                               2000                     1999
                                                                       ---------------------    ---------------------
                                                                           (Unaudited)
                                ASSETS

Current assets:
     Cash & cash equivalents                                                     $   28,550               $   24,223
     Available-for-sale securities                                                   83,207                   79,738
     Accounts receivable, net                                                        39,409                   35,942
     Deferred income taxes                                                            1,683                    1,783
     Prepaid expenses and other                                                       2,906                    2,039
                                                                       ---------------------    ---------------------
Total current assets                                                                155,755                  143,725

Property and equipment, net                                                          59,151                   51,095

Other assets                                                                          1,667                    2,310
                                                                       ---------------------    ---------------------
Total assets                                                                     $  216,573               $  197,130
                                                                       =====================    =====================


                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
     Trade accounts payable and accrued expenses                                 $   15,365               $   13,644
     Due to customers                                                                16,610                   16,133
     Income taxes payable                                                             1,313                    1,988
     Current portion of obligations under capital leases                              2,667                    2,653
     Current portion of long-term debt                                                  802                    1,430
                                                                       ---------------------    ---------------------
Total current liabilities                                                            36,757                   35,848
                                                                       ---------------------    ---------------------

Deferred income taxes                                                                 4,966                    5,116
Obligations under capital leases, less current portion                                3,094                    5,101
Long-term debt, less current portion                                                  6,263                   11,478
Convertible redeemable preferred stock                                                    -                    4,071

Stockholders' equity:
     Common stock                                                                       319                       57
     Class A common stock                                                                 -                       63
     Common stock warrants                                                                -                    1,521
     Additional paid-in capital                                                     114,956                  105,560
     Deferred stock-based compensation                                               (3,031)                  (3,885)
     Retained earnings                                                               53,249                   32,200
                                                                       ---------------------    ---------------------
Total stockholders' equity                                                          165,493                  135,516
                                                                       ---------------------    ---------------------
Total liabilities and stockholders' equity                                       $  216,573               $  197,130
                                                                       =====================    =====================


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